PROSPECTUS SUPPLEMENT DATED March 27, 2023 (To the Prospectus dated March 22, 2023)	Filed Pursuant to Rule 424(b)(4) Registration No. 333-266078

CLEAN ENERGY TECHNOLOGIES, INC.

975,000 Shares of Common Stock

This Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus dated March 22, 2023 (the “Prospectus”). This Supplement should be read in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus.

The purpose of this Supplement is to update the Prospectus to correct a typographical error and include information regarding Ninth Eternity Capital HK Limited as set forth below.

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Craft Capital Management LLC and R.F. Lafferty & Co. Inc. are acting as Representatives to the several underwriters, have agreed to purchase from us on a firm commitment basis the number of shares of common stock indicated below, at the public offering price set forth on the cover page of the Prospectus, less the underwriting discounts and commissions:

Underwriters	Number of Shares
Craft Capital Management LLC	431,250
R.F. Lafferty & Co. Inc.	200,296
Ninth Eternity Capital HK Limited	343,454
Total	975,000

Offers and sales for this Underwritten Offering will be conducted both inside and outside the United States through the underwriters and their respective selling agents. All offers or sales in the United States will be conducted by broker-dealers registered with the Commission and members of FINRA. The address of Craft Capital Management LLC is 377 Oak St, Lower Concourse, Garden City, NY 11530. The address of R.F. Lafferty & Co. Inc. is 40 Wall Street, 29th Floor, New York, NY 10005. The address of Ninth Eternity Capital HK Limited is Suite 909, 9/F, 794-802 Nathan Road, Prince Edward, Hong Kong. Ninth Eternity Capital HK Limited, a broker-dealer registered with the Hong Kong Securities and Futures Commission, is not registered with the SEC and will not make any offers or sales of the shares of common stock of the Company within the United States. Ninth Eternity Capital HK Limited is assisted pursuant to SEC Rule 15a-6 by its registered US affiliate, Ninth Eternity Securities LLC, a FINRA member firm.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 9 OF THE PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

CRAFT CAPITAL MANAGEMENT LLC	R.F. LAFFERTY & CO. INC. NINTH ETERNITY CAPITAL HK LIMITED

The date of this Supplement to the Prospectus is March 27, 2023